Exhibit 99.1

NEWS RELEASE
For Immediate Release
March 5, 2008

Chesapeake Reports Fourth-Quarter and Full-Year 2007 Results

RICHMOND, Va. – Chesapeake Corporation (NYSE: CSK) today reported financial results for the fourth quarter and full year of 2007.

2007 Financial Highlights

Fourth Quarter

•	Net sales of $270.3 million were up 5 percent when compared to the fourth quarter of 2006, but were down 4 percent excluding the effect of changes in foreign currency exchange rates.

•
Operating income exclusive of goodwill impairments, gains or losses on divestitures and restructuring expenses, asset impairments and other exit costs (collectively “special items”) was $3.5 million, down $8.6 million when compared to the fourth quarter of 2006, and was down $9.6 million compared to the fourth quarter of 2006 excluding the effect of changes in foreign currency exchange rates.

•
Loss from continuing operations was $6.7 million, or $0.34 per share, compared to a loss of $33.3 million, or $1.72 per share, for the fourth quarter of 2006.  Excluding special items, loss from continuing operations was $7.7 million, or $0.39 per share, compared to income from continuing operations of $2.7 million, or $0.14 per share, for the fourth quarter of 2006.

Full Year

•	Net sales of $1.1 billion were up 6 percent when compared to 2006, but were down 1 percent excluding the effect of changes in foreign currency exchange rates.

•
Operating income exclusive of special items was $41.0 million, down $3.9 million when compared to 2006, and was down $8.4 million compared to 2006 excluding the effect of changes in foreign currency exchange rates.

•
Loss from continuing operations was $13.8 million, or $0.71 per share, compared to a loss of $32.4 million, or $1.67 per share, for 2006.  Excluding special items, loss from continuing operations was $1.9 million, or $0.10 per share, compared to income from continuing operations of $7.0 million, or $0.36 per share, for 2006.

“2007 was a challenging year for Chesapeake, but it was also a year when much was accomplished,” said Andrew J. Kohut, Chesapeake’s president & chief executive officer.  “By the end of the year we resolved some service issues in our paperboard segment.  As a result of this improved service, coupled with a renewed emphasis on customers, we have secured significant new business as we head into 2008.  We have also made solid progress on our refinancing.  Because of these achievements and the more recession-resilient end-use markets we focus on, I expect that 2008 will be better than 2007.  However, we expect the first half of the year to be lower than 2007 with the improvement to occur in the last half of the year.”

Segment Results

The following discussion compares the results of the business segments for the fourth quarter and full year 2007 with the fourth quarter and full year 2006 and excludes the effect of changes in foreign currency exchange rates and special items.

Paperboard Packaging

Net sales for the fourth quarter of 2007 were down 6 percent, or $13.1 million, compared to the same period in 2006.  Net sales for the full year 2007 were down 3 percent, or $26.9 million, compared to full year 2006. The decline in net sales for the fourth quarter and full year was due to lower sales of both pharmaceutical and branded products packaging.  The sales decline in branded products packaging was primarily due to decreased sales of tobacco packaging resulting from the loss of substantial business with British American Tobacco, partially offset by increased sales of German confectionery packaging.  The decline in pharmaceutical and healthcare packaging was primarily a result of competitive market conditions and some service level disruption.

Operating income for the fourth quarter of 2007 decreased 74 percent, or $7.9 million, compared to the same period in 2006.  Operating income for the full year 2007 decreased 22 percent, or $9.3 million, compared to the full year 2006. The decrease in operating income for the fourth quarter and full year was largely due to the decreased sales of tobacco packaging and start-up problems with a new line of multi-shaped tubes for alcoholic drinks packaging.  The remaining decline in operating income was primarily due to costs associated with recent process improvement initiatives and reduced sales and operating margins in pharmaceutical and healthcare packaging.

Plastic Packaging

Net sales for the fourth quarter of 2007 increased 9 percent, or $3.5 million, over the comparable quarter in 2006.  Net sales for the full year 2007 increased 12 percent, or $18.4 million, over the full year 2006.  The increase in net sales during the fourth quarter and full year was due to increased volume and the partial pass through of higher raw material costs. For the fourth quarter and full year 2007 both the specialty chemicals and the African beverage operations experienced strong demand.

Operating income for the fourth quarter of 2007 was down 35 percent, or $2.1 million, compared to the same period in 2006. Operating income for the full year 2007 was up 7 percent, or $1.3 million, compared to full year 2006.   The decrease in operating income for the fourth quarter was primarily due to weakness in the African beverage operation, which resulted primarily from pricing pressure and from under-recovery of increased raw material costs.  The increase in operating income for the full year was primarily due to the increased sales of specialty chemicals packaging.

Cash Flow

Net cash provided by operating activities was $24.1 million for the full year 2007, compared to $21.7 million for the full year 2006.  Increased working capital requirements in fiscal 2007 were more than offset by decreased spending associated with the global cost savings program and reduced pension funding.  Exclusive of restructuring spending, net cash provided by operating activities was $35.5 million for the full year 2007 compared to $38.0 million for the full year 2006.

Total debt at December 30, 2007 was $515.3 million compared to $467.8 million at December 31, 2006. Changes in foreign currency exchange rates increased total debt approximately $18.0 million at the end of 2007 compared to the end of 2006.

As of December 28, 2007 and March 5, 2008, the company agreed with its lenders to amend certain covenants of its Senior Revolving Credit Facility.  Among other things, the amendments increased the total leverage ratio and decreased the interest coverage ratio for all quarters through the end of 2008 in order to provide sufficient liquidity for the company to execute its 2008 business plan.

Income Taxes

The company’s effective income tax rate is heavily influenced by the relationship of U.S. to non-U.S. pre-tax income (losses), as well as by management’s expectations as to the recovery of its U.S. and certain foreign jurisdiction deferred income tax assets and any settlements of income tax contingencies with income tax authorities.

During 2007, the company completed negotiations with a non-U.S. tax authority to allow additional deductions of certain interest payments.  As a result, in the third quarter of 2007, the company recorded a $3.5 million income tax benefit related to the 2005 and 2006 tax years. In addition, the company recorded a net tax benefit of $1.2 million in the third quarter of 2007 resulting from changes in U.K. tax law and changes in statutory tax rates in Germany and the U.K.

Special Items

In November 2005, the company announced a two-year $25-million global cost savings program aimed at improving or rationalizing underperforming operations, improving operational processes and reducing the overall company-wide cost structure. During 2006 and 2007 the company realized annualized cost savings in excess of its $25-million goal.  However, these savings have been masked in 2007 by the loss of tobacco volumes, start-up costs associated with a new line of multi-shaped tube products, pricing pressures and lost sales.  The company continues to evaluate potential additional restructuring and cost-savings actions.

Special items for the fourth quarter of 2007 included restructuring expenses, asset impairments and other exit costs of $0.8 million. These charges were primarily associated with planned workforce reductions under the company’s $25-million global cost savings program and the sale of a tobacco packaging production facility in Bremen, Germany. Special items for the fourth quarter of 2007 also included a gain on divestiture of $1.5 million related to the reversal of a provision against a loan note receivable related to the sale of a manufacturing facility in Lurgan, Northern Ireland in 2006.  Special items for the fourth quarter of 2006 included restructuring expenses, asset impairments and other exit costs of $25.7 million, and a goodwill impairment charge of $14.3 million.

Special items for the full year 2007 included restructuring expenses, asset impairments and other exit costs of $15.8 million.  These charges were primarily associated with planned workforce reductions under the company’s $25-million global cost savings program and restructuring of the tobacco packaging business, as well as the sale of a facility in Bremen, Germany.  Special items for the full year 2007 also included a gain on divestiture of $1.5 million related to the reversal of a provision against a loan note receivable related to the sale of a manufacturing facility in Lurgan, Northern Ireland in 2006.  Special items for the full year 2006 included restructuring expenses, asset impairments and other exit costs of $33.4 million, a goodwill impairment charge of $14.3 million and a gain on divestiture of $3.1 million.

Conference Call

Chesapeake will hold a conference call today at 11 a.m. Eastern Standard Time to discuss its fourth-quarter and full-year 2007 results.  The conference call may be accessed via the Investor Relations section of Chesapeake Corporation's website at http://www.chesapeakecorp.com.  Simply click on the "Investor Relations" button in the left column, then on "Conference Calls."  A replay of the webcast will be available later today in that same section of Chesapeake's website.

About Chesapeake Corporation

Chesapeake Corporation protects and promotes the world’s great brands as a leading international supplier of value-added specialty paperboard and plastic packaging. Headquartered in Richmond, Va., the company is one of Europe’s premier suppliers of folding cartons, leaflets and labels, as well as plastic packaging for niche markets.  Chesapeake has 45 locations in Europe, North America, Africa and Asia and employs approximately 5,400 people worldwide.

Forward-looking Statements

This news release, including the comments by Andrew J. Kohut, contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  The accuracy of such statements is subject to a number of risks, uncertainties and assumptions that may cause Chesapeake's actual results to differ materially from those expressed in the forward-looking statements including, but not limited to: the company’s inability to realize the full extent of the expected savings or benefits from restructuring and other cost savings programs and to complete such activities in accordance with their planned timetables and within the expected cost ranges; the effects of competitive products and pricing; changes in production costs, particularly for raw materials such as folding carton and plastics materials, and the ability of the company to pass through increases in raw material costs to its customers; fluctuations in demand; possible recessionary trends in U.S. and global economies; changes in government policies and regulations; changes in interest rates and credit availability; changes in actuarial assumptions related to our pension and postretirement benefit plans; fluctuations in foreign currency exchange rates; the ability of the company to remain in compliance with its current debt covenants and to refinance its Senior Revolving Credit Facility; and other risks that are detailed from time to time in reports filed by the company with the Securities and Exchange Commission.

Chesapeake Corporation
Consolidated Statements of Operations (Unaudited)
(in millions, except per share data)

	Fourth Quarter		Full Year
	2007	2006	2007	2006

Net sales	$270.3	$258.0	$1,059.6	$995.4
Costs and expenses:
Cost of products sold	231.1	211.5	880.4	820.1
Selling, general and administrative expenses	37.9	35.0	142.4	134.1
Goodwill impairment charge	-	14.3	-	14.3
Restructuring expenses, asset impairments and other exit costs (a)	0.8	25.7	15.8	33.4
Gain on divestitures (b)	(1.5)	-	(1.5)	(3.1)
Other income, net	2.2	0.6	4.2	3.7
Operating income (loss)	4.2	(27.9)	26.7	0.3

Interest expense, net	11.6	10.7	44.6	39.8
Loss on extinguishment of debt	-	-	-	0.6
Loss from continuing operations before taxes	(7.4)	(38.6)	(17.9)	(40.1)

Income tax benefit	(0.7)	(5.3)	(4.1)	(7.7)
Loss from continuing operations	(6.7)	(33.3)	(13.8)	(32.4)

Discontinued operations, net of taxes (c)	(0.1)	(0.9)	(1.7)	(7.2)
Net loss	$(6.8)	$(34.2)	$(15.5)	$(39.6)

Diluted earnings per share:
Loss from continuing operations	$(0.34)	$(1.72)	$(0.71)	$(1.67)
Discontinued operations, net of taxes	(0.01)	(0.04)	(0.09)	(0.37)
Net loss	$(0.35)	$(1.76)	$(0.80)	$(2.04)

Weighted average shares and equivalents outstanding - diluted	19.4	19.4	19.4	19.4

(a) Restructuring expenses, asset impairments and other exit costs in 2006 and 2007 represents costs associated with restructuring initiatives under the company's $25-million global cost savings program and related to reduced volumes in tobacco packaging manufacturing facilities.

(b) Gain on divestitures for 2006 reflects the net gain on the sale of the company's plastic packaging operation in
Northern Ireland. Gain on divestitures for 2007 reflects the reversal of a provision against a note receivable in connection with the 2006 sale.

(c) Discontinued operations during 2006 primarily reflects the historical operating results of the company's
French luxury packaging business. Discontinued operations in 2007 is primarily related to the tax treatment of the disposition of assets of Wisconsin Tissue Mills Inc. in 1999.

Chesapeake Corporation
Consolidated Balance Sheets (Unaudited)
($ in millions)

	December 30,	December 31,
	2007	2006
Assets
Current assets:
Cash and cash equivalents	$10.0	$7.8
Accounts receivable, net	163.6	146.7
Inventories, net	121.4	109.4
Other current assets	36.2	23.0
Total current assets	331.2	286.9

Property, plant and equipment, net	358.7	354.1
Goodwill	387.4	381.2
Other assets	136.4	92.6
Total assets	$1,213.7	$1,114.8

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued expenses	$228.6	$220.7
Current portion of long-term debt	6.9	11.8
Income taxes payable	1.8	18.1
Dividends payable	-	4.4
Total current liabilities	237.3	255.0

Long-term debt	508.4	456.0
Pension and postretirement benefits	38.5	102.7
Deferred income taxes	43.8	9.6
Long-term income taxes payable	28.5	-
Other long-term liabilities	76.0	57.8
Stockholders' equity	281.2	233.7
Total liabilities and stockholders' equity	$1,213.7	$1,114.8

Chesapeake Corporation
Business Segment Highlights (Unaudited)
($ in millions)

	First	Second	Third	Fourth	Full
	Quarter	Quarter	Quarter	Quarter	Year

Net sales:
2007
Paperboard Packaging	$225.3	$207.2	$224.6	$222.6	$879.7
Plastic Packaging	46.7	43.7	41.8	47.7	179.9
	$272.0	$250.9	$266.4	$270.3	$1,059.6
2006
Paperboard Packaging	$205.8	$202.1	$214.4	$218.1	$840.4
Plastic Packaging	47.4	34.2	33.5	39.9	155.0
	$253.2	$236.3	$247.9	$258.0	$995.4

Operating income (loss):
2007
Paperboard Packaging	$12.8	$7.0	$13.7	$3.4	$36.9
Plastic Packaging	7.0	6.0	3.1	4.3	20.4
Corporate	(3.8)	(4.7)	(3.6)	(4.2)	(16.3)
Restructuring expenses, asset impairments and
other exit costs	(0.8)	(10.9)	(3.3)	(0.8)	(15.8)
Gain on divestitures	-	-	-	1.5	1.5
	$15.2	$(2.6)	$9.9	$4.2	$26.7
2006
Paperboard Packaging	$9.5	$10.4	$12.3	$10.7	$42.9
Plastic Packaging	5.7	3.5	2.7	6.0	17.9
Corporate	(4.0)	(4.0)	(3.3)	(4.6)	(15.9)
Goodwill impairment charge	-	-	-	(14.3)	(14.3)
Restructuring expenses, asset impairments and
other exit costs	(4.0)	(2.1)	(1.6)	(25.7)	(33.4)
(Loss) gain on divestitures	(1.0)	-	4.1	-	3.1
	$6.2	$7.8	$14.2	$(27.9)	$0.3

Depreciation and amortization:
2007
Paperboard Packaging	$11.4	$10.9	$11.4	$12.2	$45.9
Plastic Packaging	1.7	1.8	1.8	2.0	7.3
Corporate	0.1	-	-	0.1	0.2
	$13.2	$12.7	$13.2	$14.3	$53.4
2006
Paperboard Packaging	$12.2	$12.0	$12.2	$12.0	$48.4
Plastic Packaging	2.4	1.9	1.8	1.7	7.8
Corporate	-	0.1	-	0.1	0.2
Discontinued Operations	0.1	0.1	-	-	0.2
	$14.7	$14.1	$14.0	$13.8	$56.6

Chesapeake Corporation
Non-GAAP Financial Measures (Unaudited)
($ in millions, except per share data)

Non-GAAP Financial Measures

The company presents the following non-GAAP measures of results: operating income (loss); income (loss) from continuing operations; earnings (loss) per share from continuing operations; and cash flows from operating activities. Each is adjusted to exclude special items which include goodwill impairment charges, gains (losses) on the extinguishment of debt, gains (losses) on divestitures, restructuring expenses, asset impairments and other exit costs, and cash spending for restructuring activities.

The company’s management believes these non-GAAP measures provide investors, potential investors, securities analysts and others with useful information to evaluate the performance of the business, because they exclude gains and losses that management believes are not indicative of the ongoing operating results of the business. In addition, these non-GAAP measures are used by management to evaluate the operating performance of the company. The presentation of this additional information is not meant to be considered in isolation or as a substitute for operating income, income from continuing operations, earnings per share from continuing operations or cash flows from operating activities as determined in accordance with GAAP.

	Fourth Quarter				Full Year
	GAAP Basis		Excluding Special Items		GAAP Basis		Excluding Special Items
CONSOLIDATED RESULTS	2007	2006	2007	2006	2007	2006	2007	2006

Operating income (loss)	$4.2	$(27.9)	$3.5	$12.1	$26.7	$0.3	$41.0	$44.9
(Loss) income from continuing operations	(6.7)	(33.3)	(7.7)	2.7	(13.8)	(32.4)	(1.9)	7.0
(Loss) earnings per share from continuing operations	(0.34)	(1.72)	(0.39)	0.14	(0.71)	(1.67)	(0.10)	0.36
Net cash provided by operating activities	8.7	20.2	11.3	23.4	24.1	21.7	35.5	38.0
Capital expenditures	15.9	9.9	15.9	9.9	49.6	35.8	49.6	35.8

	Fourth Quarter		Percent Change		Full Year		Percent Change
			GAAP	Local			GAAP	Local
SEGMENT RESULTS	2007	2006	Basis	Currency	2007	2006	Basis	Currency

Net sales:
Paperboard Packaging	$222.6	$218.1	2.1%	-6.0%	$879.7	$840.4	4.7%	-3.2%
Plastic Packaging	47.7	39.9	19.5%	8.8%	179.9	155.0	16.1%	11.9%
	$270.3	$258.0	4.8%	-3.7%	$1,059.6	$995.4	6.4%	-0.9%
Operating income (loss):
Paperboard Packaging	$3.4	$10.7	-68.2%	-73.8%	$36.9	$42.9	-14.0%	-21.7%
Plastic Packaging	4.3	6.0	-28.3%	-35.0%	20.4	17.9	14.0%	7.3%
Corporate	(4.2)	(4.6)	-8.7%	-8.7%	(16.3)	(15.9)	2.5%	2.5%
Goodwill impairment charge	-	(14.3)	-100.0%	-100.0%	-	(14.3)	-100.0%	-100.0%
Restructuring expenses, asset impairments, and other exit costs	(0.8)	(25.7)	-96.9%	-99.2%	(15.8)	(33.4)	-52.7%	-57.8%
Gain on divestitures	1.5	-	100.0%	100.0%	1.5	3.1	-51.6%	-51.6%
	$4.2	$(27.9)	-115.1%	-113.6%	$26.7	$0.3	8800.0%	7866.7%

Chesapeake Corporation
Non-GAAP Financial Measures (Unaudited)
($ in millions, except per share data)

	Fourth Quarter		Full Year
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES	2007	2006	2007	2006

Operating income (loss)	$4.2	$(27.9)	$26.7	$0.3
Add: goodwill impairment charge	-	14.3	-	14.3
Add: restructuring expenses, asset impairments and other exit costs	0.8	25.7	15.8	33.4
Add: (gain) on divestitures	(1.5)	-	(1.5)	(3.1)
Operating income exclusive of special items	$3.5	$12.1	$41.0	$44.9

Loss from continuing operations	$(6.7)	$(33.3)	$(13.8)	$(32.4)
Add: goodwill impairment charge after taxes	-	14.3	-	14.3
Add: restructuring expenses, asset impairments and other exit
costs after taxes	0.5	21.7	13.4	27.4
Add: (gain) on divestitures after taxes	(1.5)	-	(1.5)	(2.9)
Add: loss on extinguishment of debt after taxes	-	-	-	0.6
(Loss) income from continuing operations exclusive of special
items and extinguishment of debt	$(7.7)	$2.7	$(1.9)	$7.0

Loss per share from continuing operations	$(0.34)	$(1.72)	$(0.71)	$(1.67)
Add: goodwill impairment charge after taxes	-	0.74	-	0.74
Add: restructuring expenses, asset impairments and other exit
costs after taxes	0.03	1.12	0.69	1.41
Add: (gain) on divestitures after taxes	(0.08)	-	(0.08)	(0.15)
Add: loss on extinguishment of debt after taxes	-	-	-	0.03
(Loss) earnings per share from continuing operations exclusive of special items and extinguishment of debt	$(0.39)	$0.14	$(0.10)	$0.36

Cash flows from operating activities	$8.7	$20.2	$24.1	$21.7
Add: cash spending for restructuring activities	2.6	3.2	11.4	16.3
Cash flows from operating activities exclusive of special items	$11.3	$23.4	$35.5	$38.0

#        #        #

Media Relations Contact:
Joseph C. Vagi
Manager - Corporate Communications
(804) 697-1110
joe.vagi@chesapeakecorp.com
www.chesapeakecorp.com

Investor Relations Contact:
Joel K. Mostrom
Executive Vice President & Chief Financial Officer
(804) 697-1147
joel.mostrom@chesapeakecorp.com
www.chesapeakecorp.com